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As filed with the Securities and Exchange Commission on January 14, 2005

Registration No. 333-117477

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walter Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3429953 (I.R.S. Employer Identification No.)

4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Victor P. Patrick, Esq.
Senior Vice President, General Counsel and Secretary
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724
(813) 871-4811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter J. Gordon, Esq.
John D. Lobrano, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue New
York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
Not applicable.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-117477) (the "Registration Statement") of Walter Industries, Inc. (the "Company") is being filed with the Securities and Exchange Commission (the "Commission") in accordance with the Company's undertaking set forth in Part II, Item 17(3) of the Registration Statement. Pursuant to the Registration Statement, the Company registered an aggregate of 9,997,805 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), to be offered and sold by certain selling stockholders (the "Selling Stockholders"). The Commission declared the Registration Statement effective on October 13, 2004.

        The offerings by the Selling Stockholders to which the Registration Statement relates have been terminated, and an aggregate of 1,997,805 shares of Common Stock have not been sold pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to deregister the offering of such 1,997,805 shares of Common Stock.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on January 14, 2005.

WALTER INDUSTRIES, INC.
By:	/s/ VICTOR P. PATRICK
	Name:	Victor P. Patrick
	Title:	Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dated indicated.

Signatures	Title	Date

* Don DeFosset	Chairman, President and Chief Executive Officer	January 14, 2005
* William F. Ohrt	Executive Vice President and Chief Financial Officer	January 14, 2005
* Charles E. Cauthen	Senior Vice President and Controller	January 14, 2005
* Donald N. Boyce	Director	January 14, 2005
* Simon E. Brown	Director	January 14, 2005
* Howard L. Clark, Jr.	Director	January 14, 2005
* Perry Golkin	Director	January 14, 2005

* Jerry W. Kolb	Director	January 14, 2005
* Bernard G. Rethore	Director	January 14, 2005
* Neil A. Springer	Director	January 14, 2005
* Michael T. Tokarz	Director	January 14, 2005
*By:	/s/ VICTOR P. PATRICK Victor P. Patrick	Attorney-in-fact	January 14, 2005

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EXPLANATORY NOTE
SIGNATURES